Exhibit 99.1

January 31, 2012

Telular Corporation Reports First Quarter 2013 Results

-	Event Monitoring Revenue Increases 17% Over Prior Year Period
-	Company Delivers Adjusted EBITDA of $5.9 Million
-	Company Reiterates Fiscal Year 2013 Adjusted EBITDA Guidance
-	Company Declares Regular Quarterly Dividend of $0.12 Per Share
-	CEO Transition Plan Announced

CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS), a global leader in helping businesses use wireless networks for remote monitoring and tracking, today announced financial results for the first fiscal quarter of 2013 ended December 31, 2012.  In the first quarter of 2013, Telular reported revenue of $24.8 million, including $14.0 million from recurring services, and pre-tax income of $3.4 million.

First quarter 2013 Adjusted EBITDA, a non-GAAP financial measure, was $5.9 million.  For further information about Adjusted EBITDA and a reconciliation of this measure to net income in accordance with GAAP, see the last page of this press release.

Total revenue from the Telguard and TankLink lines of business, representing all of the revenue within the Event Monitoring Segment, increased 17% over the prior year period to $15.6 million.

Total Telguard revenue was up 16% year-over-year to $13.5 million.  During the quarter, Telular sold approximately 37,300 Telguard units and activated 35,400 new Telguard subscribers. The total number of Telguard subscribers increased sequentially to 621,800 while average revenue per unit, or ARPU, increased sequentially to $4.45 for the quarter.

Total TankLink revenue increased 22.5% over the prior year period to $2.1 million, including service revenue of $1.1 million.

In the Asset Tracking segment, SkyBitz revenue was $9.2 million, including product revenue of $4.6 million and recurring service revenue of $4.6 million.

Adjusted EBITDA for Event Monitoring and Asset Tracking was $5.5 million and $1.2 million respectively, excluding corporate expenses of $0.8 million.

For both segments combined, Telular ended the period with over 850,900 billable units realizing an ARPU of $5.51.  The average selling price, or ASP, for the 50,800 monitoring and tracking hardware units sold during the period was $204.

“We had a strong start to 2013, as our business units combined to deliver strong growth in Adjusted EBITDA during the first quarter,” commented Joe Beatty, president and chief executive officer of Telular Corporation.  “Looking ahead, we have a very well defined growth strategy centered on releasing key service enhancements during the year and leveraging these new services to improve our market position in each line of business.”

“Based on our strong results this quarter and the high visibility in our recurring revenue model, we are reiterating our guidance for fiscal year 2013 Adjusted EBITDA of $23.5 - $25.5 million,” stated Jonathan Charak, chief financial officer.  “We remain dedicated to generating operating cash flow and delivering a regular, quarterly dividend to our shareholders.”

Telular declared a quarterly dividend of $0.12 per share on its common stock, payable February 26, 2013, to shareholders of record as of the close of business on February 19, 2013.  During the first quarter, the Company paid shareholders a dividend totaling $2.0 million.

CEO Transition Plan

Telular also announced today that president and chief executive officer Joe Beatty will be stepping down due to personal, family-related reasons.  Mr. Beatty will continue to serve as president and chief executive officer and on the board of directors until Telular’s second quarter earnings announcement, currently scheduled for May 2, 2013.  The Company’s board of directors will initiate a search process and retain an executive search firm to identify the next president and chief executive officer. The search process will include a full review of external and internal candidates.  During the interim period, Mr. Beatty will work closely with the Company’s entire management team to aid in the smooth transition to new leadership.

Investor Conference Call

Telular’s quarterly conference call will be held today at 4:30 p.m. ET. To participate on the teleconference from the United States and Canada dial 866-225-8754 (International dial 480-629-9818). A replay of the call will be available from January 31, 2013 beginning at 6:30 p.m. ET (5:30 p.m. CT) through February 4, 2013 ending at 11:59 p.m. ET (10:59 p.m. CT) by dialing 800-406-7325 in the United States and entering pass code 4591507 # or internationally at 303-590-3030: and entering pass code 4591507#. The replay will also be available via webcast from the Company's corporate website at: www.telular.com under "Investor" and the link "Conference Calls."

About Telular Corporation

Telular Corporation (NASDAQ: WRLS) provides remote monitoring and asset tracking solutions for business and residential customers, enabling security systems and industrial applications to exchange actionable information wirelessly, typically through cellular and satellite technology. With over 25 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta, Washington, D.C., and Miami. For more information, please visit www.telular.com.

Investor Contact:
The Blueshirt Group
Brinlea Johnson or Allise Furlani
brinlea@blueshirtgroup.com or allise@blueshirtgroup.com
(212) 331-8424 or 212-331-8433

Media Contact:
Pam Benke
Telular Corporation
pbenke@telular.com
(678) 909-4616

Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements.  Statements regarding expectations, including performance assumptions, estimates relating to future cash flows, levels of demand for our products, dividend amounts and capital requirements, as well as other statements that are not historical facts, are forward-looking statements. For example, the statement, “…we are reiterating our guidance for fiscal year 2013 Adjusted EBITDA of $23.5 - $25.5 million,” is a forward-looking statement. These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer growth and retention, pricing, operating costs and the economic environment.  It is important to note that the Company’s actual results could differ materially from these forward-looking statements. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release, and the Company undertakes no obligation to update this information. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2012. Copies of this filing may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

BALANCE SHEETS

	December 31,	September 30,
	2012	2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$9,160	$12,676
Trade receivables, net	12,289	12,224
Inventories, net	9,315	7,478
Deferred taxes	618	687
Prepaid expenses and other current assets	1,606	833
Total current assets	32,988	33,898

Property and equipment, net	3,754	3,346
Long term deferred taxes	32,303	32,706
Other assets	43,668	43,235
Total assets	$112,713	$113,185

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$16,082	$17,268
Long-term liabilities	23,650	24,786
Total stockholders' equity	72,981	71,131
Total liabilities and stockholders' equity	$112,713	$113,185

Outstanding shares	17,174,200	16,776,575

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,
	2012	2011
	(Unaudited)	(Unaudited)
Net cash provided by (used in):
Operating activities	$(1,040)	$2,603
Investing activities	(803)	(252)
Financing activities	(1,673)	(1,660)
Net increase (decrease) in cash and cash equivalents	$(3,516)	$691

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended December 31,
	2012	2011
Revenues
M2M service revenue	$13,979	$8,286
M2M hardware sales	10,789	5,031
Subtotal M2M	24,768	13,317
Other product sales	14	388
Total revenue	24,782	13,705

Cost of Sales
M2M service cost of sales	4,024	2,310
M2M hardware cost of sales	8,323	3,233
Subtotal M2M	12,347	5,543
Other product cost of sales	12	648
Total cost of sales	12,359	6,191

Gross margin	12,423	7,514

Operating Expenses
Engineering and development expenses	2,095	1,287
Selling and marketing expenses	3,165	1,785
General and administrative expenses	3,531	1,874
Total operating expenses	8,791	4,946

Income from operations	3,632	2,568
Other expense, net	(215)	-
Income before income taxes	3,417	2,568
Provision for income taxes	1,220	944
Net income	$2,197	$1,624

Income per common share:

Basic	$0.13	$0.11
Diluted	$0.12	$0.10

Weighted average number of common shares outstanding:
Basic	16,969,086	15,162,314
Diluted	17,845,403	16,207,864

Reconciliation of Non-GAAP Measures

We use adjusted EBITDA as an additional measure of our operating performance.  This measure is not recognized under generally accepted accounting principles.  The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended December 31,
	2012	2011
	(Unaudited)

Net income	$2,197	$1,624
Non-cash compensation	323	373
Depreciation and amortization	1,957	496
Net interest expense (income)	211	(2)
Income tax provision	1,220	944
Adjusted EBITDA	$5,908	$3,435

Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States.  While we believe that Adjusted EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation.  Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment.  Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.